                                                                      Exhibit 11

                        STATE STREET BOSTON CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE


(Dollars in thousands,                              Three Months Ended                 Nine Months Ended
except per share data)                                 September 30,                      September 30,
                                               ----------------------------         ----------------------------
                                                  1995              1994               1995              1994
                                               ----------        ----------         ----------        ----------
Primary
 Average shares outstanding                    82,646,403        82,425,243         82,577,988        82,247,166
 Common stock equivalents                         525,630           532,409            457,367           566,500
                                               ----------        ----------         ----------        ----------

      Primary shares outstanding               83,172,033        82,957,652         83,035,355        82,813,666
                                               ==========        ==========         ==========        ==========

 Net income                                    $   64,636        $   55,153         $  181,633        $  163,229
                                               ==========        ==========         ==========        ==========

 Earnings Per Share-primary                    $      .78        $      .66         $     2.19        $     1.97
                                               ==========        ==========         ==========        ==========

Fully Diluted
 Average shares outstanding                    82,646,403        82,425,243         82,577,988        82,247,166
 Common stock equivalents                         697,682           532,409            637,643           566,500
 Assumed conversion of 7 3/4%
   convertible subordinated
   debentures                                     566,856           585,739            576,063           646,485
                                               ----------        ----------         ----------        ----------

      Fully diluted average
         shares outstanding                    83,910,941        83,543,391         83,791,694        83,460,151
                                               ==========        ==========         ==========        ==========


 Net income                                    $   64,636        $   55,153         $  181,633        $  163,229
 Elimination of interest on
   7 3/4% convertible subordinated
   debentures and 5% convertible
   notes less related income tax
   effect                                              36                37                111               118
                                               ----------        ----------         ----------        ----------

      Fully diluted net income                 $   64,672        $    5,190         $  181,744        $  163,347
                                               ==========        ==========         ==========        ==========

Earnings Per Share-fully diluted               $      .77        $     0.66         $     2.17        $     1.96
                                               ==========        ==========         ==========        ==========
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